Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	July 23, 2021	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Its Second Quarter Distribution

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s second quarter 2021 cash distribution. The distribution of $0.480528 per common unit represents activity for the three-month period ended June 30, 2021 and is payable on August 12, 2021 to common unitholders of record as of August 2, 2021.

Cash receipts attributable to the Partnership’s Royalty Properties during the second quarter totaled approximately $15.0 million. Approximately 82% of these receipts reflect oil sales during March 2021 through May 2021 and gas sales during February 2021 through April 2021, and approximately 18% from prior sales periods. Cash receipts attributable to the Partnership’s Net Profits Interests during the second quarter totaled approximately $3.4 million. Approximately 69% of these receipts reflect oil sales and gas sales during February 2021 through April 2021, and approximately 31% from prior sales periods.

Small, Quiet and Boring Outfit Distributes a Billion Dollars to Its Partners

Dorchester Minerals, L.P., the first publicly traded minerals and royalty partnership, will have distributed more than a billion dollars to its partners as of the August 12th distribution date. The Partnership achieved this milestone with no debt, no dilutive equity compensation, and no UBTI.

The Partnership is the result of the merger of Republic Royalty Company, Spinnaker Royalty Company and Dorchester Hugoton, Ltd. in January 2003. The founders of Republic, its predecessor SASI Minerals, and Spinnaker started acquiring minerals and royalties in 1986, and Vaughn Petroleum, Inc and its predecessors since the 1920’s. All of those assets were ultimately rolled up into Dorchester Minerals; several of the original founders continue to be engaged in the Partnership’s activities including General Partners and Board Members Pete Allen and Robie Vaughn, and CEO, Board Chairman and General Partner, Casey McManemin.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 26 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.